Exhibit (a)(1)

UNIVERSAL ACCESS GLOBAL HOLDINGS INC.

OFFER TO EXCHANGE
OUTSTANDING UNEXERCISED OPTIONS HAVING AN
EXERCISE PRICE OF AT LEAST $2.50 PER SHARE
FOR
SHARES OF RESTRICTED STOCK

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 11:59 P.M. CENTRAL
STANDARD TIME, ON DECEMBER 4, 2001,
UNLESS THE OFFER IS EXTENDED.

Universal Access Global Holdings Inc. ("UAXS", "we" or "us") is offering employees the opportunity to exchange certain outstanding stock options having an exercise price of at least
$2.50 per share (the "eligible options") for restricted shares of our common stock, which we refer to as "restricted stock". The eligible options do not include any excess portion of the “December 2000 options” described below, but you must surrender that portion if you wish to exchange any of your December 2000 options.

We are making this offer upon the terms and subject to the conditions described in this
“offer to exchange” and in the related letter of transmittal (which together, as they may be amended from time to time, constitute the "offer"). This offer is not conditioned upon a minimum number of options
being exchanged. This offer is subject to conditions that
we describe in Section 6 of this offer to exchange.

        WHICH OPTIONS ARE ELIGIBLE OPTIONS? All unexercised options having an exercise price of at least $2.50 per share, excluding any excess portion of the December 2000 options (as described below), that are currently outstanding under the Universal Access, Inc. Amended 1998 Employee Stock Option Plan and the Universal Access, Inc. 1999 Stock Plan (the “1999 Plan”) are eligible options.

         HOW ARE DECEMBER 2000 OPTIONS TREATED? The December 2000 options which were granted in December of 2000 at an exercise price of $10.56 per share may be tendered. If you tender your December 2000 options, you will receive the number of shares of restricted stock that equals the number of December 2000 options you hold subject to a maximum number of 7,500 shares of restricted stock.

         WHAT PORTION OF THE DECEMBER 2000 OPTIONS DO I HAVE TO SURRENDER IF I WANT TO EXCHANGE DECEMBER 2000 OPTIONS? If you wish to exchange any of your December 2000 options, you must exchange all of such options but you will receive a maximum of 7,500 shares of restricted stock for your December 2000 options. For example, if you were granted 10,000 December 2000 options, and wish to exchange them, you must exchange all December 2000 options you hold and you will receive 7,500 shares of restricted stock in exchange for all 10,000 December 2000 options. If you were granted 5,000 December 2000 options and wish to exchange them, you will receive 5,000 shares of restricted stock in exchange for your December 2000 options.

        WHO CAN PARTICIPATE IN THE EXCHANGE? You can only participate in this exchange if you hold eligible options and you are an employee of UAXS or one of its U.S. subsidiaries on the date this offer is made and you will be an employee of UAXS or one of its U.S. subsidiaries on the date this offer expires. Members of our board of directors and senior management (i.e., senior vice president or above), including all employees who are defined as “officers” for purposes of Section 16(b) of the Securities Exchange Act of 1934, are not eligible to participate.

        DO I HAVE TO TENDER ANY OF MY OPTIONS? You are not required to tender any of your options. However, if you do not elect to participate in this offer, you should review the discussion of certain tax consequences contained in this offer. If you elect to participate in the exchange you must exchange any other options issued as part of the same option grant as any eligible option you wish to exchange. In addition, if you exchange any December 2000 options, you must exchange all of such options.

        IF I CHOOSE TO TENDER MY OPTIONS FOR EXCHANGE, DO I HAVE TO TENDER ALL MY OPTIONS? You may only tender eligible options for all or none of the shares of common stock subject to an individual option grant. This means that if you decide to tender any eligible options subject to a specific grant, you must tender all of the eligible options subject to that grant that remain outstanding. In addition, if you exchange any December 2000 options, you must exchange all of such options.

        WHAT WILL I RECEIVE IN EXCHANGE FOR MY ELIGIBLE OPTIONS? If you participate in this exchange, you will receive shares of restricted stock issued under the 1999 Plan. The shares of restricted stock will be subject to forfeiture and restrictions on transfer until the restrictions lapse (at which time the shares “vest”) under the terms of a new restricted stock agreement between you and UAXS. For each eligible option share that is exchanged, you will receive one share of restricted stock subject to a maximum number of 7,500 shares of restricted stock that you will receive in exchange for your December 2000 options. For example, if you exchange eligible options exercisable for 1,000 shares of common stock, you will receive 1,000 shares of restricted stock. If you were granted 10,000 December 2000 options, you will receive 7,500 shares of restricted stock in exchange for all 10,000 December 2000 options. If you were granted 5,000 December 2000 options, you will receive 5,000 shares of restricted stock in exchange for your December 2000 options. The exact number of shares underlying eligible options that you have now, as well as the number of shares underlying any December 2000 options, is set forth in the enclosed letter of transmittal.

        WILL I HAVE TO PAY CASH FOR THE SHARES OF RESTRICTED STOCK? You will not be required to pay cash for the shares of restricted stock you receive in the exchange for eligible options. However, there are tax consequences upon the vesting of the shares of restricted stock as described in this offer to exchange.

        WHAT IS THE VESTING PERIOD OF THE RESTRICTED STOCK? 50% of your original award of shares of restricted stock will first vest on January 1, 2002, assuming you are still employed by us on that date. Thereafter 1/36 of the balance of your original award of shares of restricted stock will vest on the 16th of each month commencing on January 16, 2002, assuming you are still employed by us on such vesting dates.

        ARE THERE ANY SPECIAL TAX CONSIDERATIONS? There are no immediate tax consequences of receiving restricted stock in exchange for your options, unless you make an election under Section 83(b) of the Internal Revenue Code as discussed in this offer to exchange. However, as your restricted stock vests, you will be required to recognize additional ordinary income for tax purposes in an amount equal to the fair market value of the vested shares, determined at that time. As described in this offer to exchange, unless you make a Section 83(b) election, you will have to satisfy the withholding tax obligations that arise from time to time as shares of restricted stock vest either by payment in cash or through the sale of a portion of the shares of your restricted stock that vest. If your current eligible options are incentive stock options and you elect not to participate in the exchange, you should review the discussion of certain tax consequences contained in this offer to exchange.

        WHAT DOES THE COMPANY RECOMMEND THAT I DO? Although our Board of Directors has approved this offer, it recognizes that the decision to accept is an individual one that should be based on a variety of factors. You should consult with your personal advisors if you have questions about your financial or tax situation. Our Board of Directors is not making a formal recommendation to employees as to whether or not they should accept this offer. However, if you anticipate that you will not be an employee of UAXS or one of our subsidiaries when the shares begin to vest, see the discussion in Question 16 of the Summary of Terms section of this offer to exchange.

        Shares of our common stock are quoted on the Nasdaq National Market under the symbol “UAXS.” On October 29, 2001, the closing price of our common stock on the Nasdaq National Market was $1.49 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

        You should direct questions about this offer or requests for assistance or for additional copies of this offer to exchange or letter of transmittal to Michael B. Gardiner at (312) 660-6495 or Howard Kuppler at (312) 660-1244 or send an email to optionexchange@universalaccess.net.

IMPORTANT

        REGARDLESS OF WHETHER YOU ACCEPT OR REJECT THIS OFFER, YOU MUST COMPLETE AND SIGN THE ELECTION FORM AND RETURN IT TO HOWARD KUPPLER (LISTED IN QUESTION 28 OF THE SUMMARY OF TERMS SECTION OF THIS DOCUMENT) BEFORE 11:59 P.M. CENTRAL STANDARD TIME, ON DECEMBER 4, 2001, IN PERSON IF POSSIBLE. YOU DO NOT NEED TO RETURN YOUR STOCK OPTION AGREEMENTS FOR YOUR ELIGIBLE OPTIONS TO EFFECTIVELY ELECT TO ACCEPT THIS OFFER.

        We are not making this offer to, and we will not accept any options from, employees of our non-U.S. subsidiaries or option holders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

        WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM ELECTING TO EXCHANGE YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE ACCOMPANYING LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

   5.    ACCEPTANCE OF OPTIONS FOR EXCHANGE, CANCELLATION AND ISSUANCE

   10.   INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND
         ARRANGEMENTS CONCERNING THE OPTIONS..................................21

   11.   STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING

SUMMARY TERM SHEET

        The following are answers to some of the questions that you may have about this offer. We urge you to carefully read the remainder of this offer to exchange and the accompanying letter of transmittal because the information in this summary is not complete. Where appropriate, we have included references to the relevant sections of this offer to exchange where you can find a more complete description of the topics in this summary.

Q.1.	WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

        We are offering to exchange all unexercised stock options having an exercise price of at least $2.50 per share, excluding any excess portion of the December 2000 options (as described below), that are outstanding under the Universal Access, Inc. Amended 1998 Employee Stock Option Plan (the “1998 Plan”) and the Universal Access, Inc. 1999 Stock Plan (the “1999 Plan”), other than options held by individuals who are not employees of UAXS or one of its U.S. subsidiaries on the date this offer to exchange is made or who will not be employees of UAXS or one of its U.S. subsidiaries on the date it expires. In return for your tender of eligible options, you will receive a certain number of restricted shares of our common stock, which we refer to as “restricted stock”.

Q.2.	HOW MANY SHARES OF RESTRICTED STOCK WILL I RECEIVE IN EXCHANGE FOR THE OPTIONS I RETURN?

        For each share underlying an eligible option that is exchanged, you will receive one share of restricted stock subject to a maximum number of 7,500 shares of restricted stock that you will receive in exchange for your December 2000 options. The exact number of shares underlying your eligible options that you have now, as well as the number of shares underlying any December 2000 options, is set forth in the enclosed letter of transmittal. (See Section 5)

         Here are a few examples:

  If you return an eligible option to purchase 1,000 shares of common stock, you will receive 1,000 shares of restricted stock.

  If you return December 2000 options to purchase 10,000 shares of common stock, you will receive 7,500 shares of restricted stock.

  If you return December 2000 options to purchase 5,000 shares of common stock, you will receive 5,000 shares of restricted stock.

Q.3.	WILL I BE REQUIRED TO PAY CASH FOR THE SHARES OF RESTRICTED STOCK?

        You will not be required to pay cash for the shares of restricted stock that you will receive in exchange for eligible options. However, there are tax consequences upon the vesting of shares of restricted stock that may require you to sell shares at that time in order to satisfy the tax liability. (See Question 25 and Section 8)

Q.4.	WHAT IS RESTRICTED STOCK?

        Unlike receiving an option which grants the option holder only a right to purchase shares of common stock at a certain price, when you receive restricted stock you will become a holder of actual shares of UAXS’ common stock, issued at no additional cost to you. These shares are considered “restricted” because they will be subject to forfeiture and their transfer will be restricted for a set period of time, after which time the shares “vest”. All shares of restricted stock will be issued under the 1999 Plan and pursuant to a restricted stock agreement entered into by you and UAXS. The forfeiture and restricted transfer provisions will be set forth in the restricted stock agreement. (See Question 15) Once your shares of restricted stock have vested, those shares will be yours to hold, transfer or sell as you desire, subject to applicable securities laws and payment of withholding taxes. (See Question 25 and Section 8)

Q.5.	WHO CAN PARTICIPATE IN THE EXCHANGE?

        You can participate in this exchange only if you hold eligible options and you are an employee of UAXS or one of its U.S. subsidiaries on the date this offer is made and you will be an employee of UAXS or one of its U.S. subsidiaries on the date this offer expires. Members of the board of directors and senior management (i.e., senior vice president or above), including all employees who are defined as officers for purposes of Section 16(b) of the Securities Exchange Act of 1934, as amended are not eligible to participate.

Q.6.	DOES THE OFFER TO EXCHANGE EXTEND TO ALL OF UAXS' EMPLOYEES?

        The offer to exchange extends only to the options granted under the 1998 Plan and the 1999 Plan. The offer does not extend to option grants under the Universal Access, Inc. 1999 Director Option Plan because members of our board may not participate in this offer.

Q.7.	WHY ARE WE MAKING THE OFFER?

        We are making this offer to exchange for compensatory purposes and to further advance our corporate philosophy. We as a company are committed to attracting and retaining the very best people and appropriate incentive programs are fundamental to that goal. In light of the recent stock market volatility, especially for technology and telecommunications stocks, a considerable number of our employees hold outstanding options that have exercise prices that are significantly higher than the current market price of our common stock. We felt it appropriate to offer this exchange program, which will help us advance our goal. We believe that this will create better performance incentives for our employees and more closely align the interests of our employees with those of our stockholders in increasing stockholder value. (See Section 2)

Q.8.	DO I HAVE TO TENDER ANY OF MY OPTIONS?

        You are not required to tender any of your options. However, if you do not elect to participate in this offer, you should review the discussion of certain tax consequences contained in this offer. If you elect to participate in the exchange, you must exchange any other options issued as part of the same option grant as any eligible option you wish to exchange. In addition, if you exchange any December 2000 options, you must exchange all of such options.

Q.9.	IF I CHOOSE TO TENDER MY OPTIONS FOR EXCHANGE, DO I HAVE TO TENDER ALL MY OPTIONS?

        Generally you may exchange any, all or none of your eligible options. However, you may only tender eligible options for all or none of the shares of common stock subject to an individual option grant, which means that if you decide to tender any eligible options subject to a specific grant, you must tender all of the eligible options subject to that grant that remain outstanding. In addition, if you exchange any December 2000 options, you must exchange all of such options.(See Section 1)

Q.10.	HOW ARE DECEMBER 2000 OPTIONS TREATED?

         The December 2000 options which were granted in December of 2000 at an exercise price of $10.56 per share may be tendered. If you tender your December 2000 options you will receive the number of shares of restricted stock that equals the number of December 2000 options you hold subject to a maximum number of 7,500 shares of restricted stock.

Q.11.	WHAT PORTION OF THE DECEMBER 2000 OPTIONS DO I HAVE TO SURRENDER IF I WANT TO EXCHANGE DECEMBER 2000 OPTIONS?

         If you wish to exchange any of your December 2000 options, you must exchange all of such options but you will receive a maximum of 7,500 shares of restricted stock for your December 2000 options. For example, if you were granted 10,000 December 2000 options, and wish to exchange them, you must exchange all December 2000 options you hold and you will receive 7,500 shares of restricted stock in exchange for all 10,000 December 2000 options. If you were granted 5,000 December 2000 options and wish to exchange them, you will receive 5,000 shares of restricted stock in exchange for your December 2000 options.

Q.12.	WHY IS THERE A MAXIMUM NUMBER OF SHARES OF RESTRICTED STOCK THAT I CAN RECEIVE IN EXCHANGE FOR MY DECEMBER 2000 OPTIONS?

         The reason why we are limiting the number of shares of restricted stock that you can receive for December 2000 options is that the December 2000 options were intended to accomplish the same compensatory goals as this offer to exchange. If you wish to exchange any of your December 2000 options, you must exchange all your December 2000 options. If you do not accept this offer, you will keep the December 2000 options and all other options granted to you.

Q.13.	ARE THERE CONDITIONS TO THE OFFER TO EXCHANGE?

         There are no specific conditions to this offer to exchange. However, upon expiration of this offer to exchange (which will be on December 4, 2001 at 11:59 p.m. central standard time unless we extend it), we will decide either to accept all of the properly tendered options or to reject them all. (See Section 6)

Q.14.	ARE THERE ANY ELIGIBILITY REQUIREMENTS I MUST SATISFY IN ORDER TO RECEIVE THE RESTRICTED STOCK?

         You must be an employee of UAXS or one of our U.S. subsidiaries on the date this offer to exchange is made and you must continue to be an employee of UAXS or one of our U.S. subsidiaries on the date it expires. If you are not an employee of UAXS or one of our U.S. subsidiaries on either of those dates, you will not be eligible to accept this offer.

Q.15.	WHEN WILL I RECEIVE MY RESTRICTED STOCK?

        The grant of the restricted stock will be effective as of December 4, 2001 unless we extend this offer to exchange or unless we decide to reject all tendered options. (See Section 6) We expect to distribute the restricted stock agreements within approximately two weeks after the expiration of this offer to exchange. (See Section 5) Your award of restricted stock will be evidenced by a restricted stock agreement between you and UAXS, and you will not receive a stock certificate for the restricted stock. Until the restricted stock vests, it will be held in our custody or in the custody of our transfer agent, Wells Fargo Bank. As the shares vest, assuming you have signed the required restricted stock agreement and all of the necessary related documents, they will be deposited into your account with Dain Rauscher Wessels, a division of Dain Rauscher Incorporated (“Dain Rauscher”), subject to payment of applicable withholding taxes. (See Question 25) You will not be able to sell or trade your shares from your Dain Rauscher account until withholding taxes have been paid in full. The sale of sufficient shares to satisfy withholding tax payments may require several trading days, particularly for the initial vesting date. Your shares may decline in value during the period between the vesting date and the date on which you may trade or sell shares deposited in your Dain Rauscher account. Any decline in value may increase the number of your shares that need to be sold in order to satisfy withholding taxes.

Q.16.	WHAT IS THE VESTING SCHEDULE FOR THE RESTRICTED STOCK?

        EVEN IF THE OPTIONS YOU EXCHANGE ARE PARTIALLY OR FULLY VESTED, THE SHARES OF RESTRICTED STOCK YOU RECEIVE WILL NOT BE VESTED AND WILL BE SUBJECT TO THE FOLLOWING NEW THREE-YEAR VESTING SCHEDULE.

  50% of your original award of shares of restricted stock will first vest on January 1, 2002, assuming you are still employed by us on that date.

  Thereafter, 1/36 of the balance of your original award of shares of restricted stock will vest on the 16th of each month commencing January 16, 2002, assuming you are still employed by us on such vesting dates.

        For example, assume that you receive 1,800 shares of restricted stock. Assuming you are still employed by us:

  On January 1, 2002, 900 shares will vest and become non-forfeitable.

  On the 16th of each month, commencing January 16, 2002, 25 shares will vest and become non-forfeitable.

  On December 16, 2004, the final shares will vest and become non-forfeitable.

The above vesting schedules are subject to payment of applicable withholding taxes. (See Question 25)
Q.17.	WHAT IF I AM AN EMPLOYEE OF UAXS WHEN THE OFFER EXPIRES, BUT I WILL NOT BE AN EMPLOYEE WHEN THE SHARES OF RESTRICTED STOCK BEGIN TO VEST?

        If you will not be an employee when the shares of restricted stock begin to vest, you should not accept the offer. Your eligible options may currently be fully or partially vested. If you do not accept the offer, then when your employment with UAXS ends, you generally will be able to exercise your eligible options, for the period of time prescribed by the relevant plan (30 days under the 1998 plan and 90 days under the 1999 plan) to the extent those options are vested on the day your employment ends. However, if you accept the offer, your eligible options will be cancelled. The shares of restricted stock you receive would not vest at all until January 1, 2002. If your employment ends before that date, you would forfeit all shares of restricted stock.

Q.18.	UNDER WHAT CIRCUMSTANCES WILL I FORFEIT THE RESTRICTED STOCK I RECEIVE IN THIS EXCHANGE?

        PRIOR TO VESTING, YOUR UNVESTED STOCK WILL BE FORFEITED COMPLETELY IF YOU LEAVE UAXS FOR ANY OR NO REASON, INCLUDING VOLUNTARY RESIGNATION OR TERMINATION OF YOUR EMPLOYMENT BY US WITHOUT CAUSE. Whatever shares vest while you remain an UAXS employee are yours to keep even after you leave. (See Section 8)

Q.19.	WHAT ARE THE OTHER RESTRICTIONS ON THE RESTRICTED STOCK?

        The restrictions on the restricted stock you will receive in this exchange will be set forth in the restricted stock agreement. Restricted stock generally may not be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of until the stock vests. Until then, the restricted stock will be held in our custody or in the custody of Wells Fargo Bank. Once the restricted stock has vested, the stock will no longer be subject to forfeiture. (See Section 8)

Q.20.	WILL I RECEIVE A STOCK CERTIFICATE REPRESENTING THE RESTRICTED STOCK?

        Your award of restricted stock will be evidenced by the restricted stock agreement between you and us, and you will not receive a stock certificate for the restricted stock. Until the restricted stock vests, it will be held in our custody or in the custody of Wells Fargo Bank. On the first vesting date, if you are still employed by us, have signed the restricted stock agreement and related documents and have opened your account with Dain Rauscher, the number of shares of common stock corresponding to the initial vested portion of your original award of restricted stock will be electronically deposited into your Dain Rauscher account, subject to payment of applicable withholding taxes. (See Question 25) On each of the subsequent vesting dates, if you are still employed by us and have signed the restricted stock agreement and related documents and have opened your account with Dain Rauscher, the number of shares of common stock that vest under the new restricted stock vesting schedule on such vesting dates (See Question 16) will be electronically deposited into your Dain Rauscher account, subject to payment of all applicable withholding taxes.

Q.21.	AM I ENTITLED TO EXERCISE ANY RIGHTS OF OWNERSHIP OF RESTRICTED STOCK WHILE THE STOCK IS SUBJECT TO RESTRICTION?

        Once the restricted stock is issued, you will be treated as a stockholder. You will have dividend, voting and other stockholder rights (subject to the transfer and forfeiture restrictions discussed above) with respect to all shares of restricted stock that you receive in the offer as of the date we issue the restricted stock. We will deliver to you, by mail or otherwise, all notices of meetings, proxy statements, proxies and other materials distributed to our stockholders.

Q.22.	WILL THE RESTRICTED STOCK EVER EXPIRE?

        Shares of restricted stock do not need to be “exercised” after they vest. Accordingly, unlike options, restricted stock does not expire. Rather, vesting just means that the forfeiture and transfer restrictions will cease to apply and you will own the shares outright. As a result, the stock will be yours to hold, and, after it vests, you are free to transfer or sell as you desire, subject to applicable securities laws and payment of applicable withholding taxes.

Q.23.	WHAT IS THE SOURCE OF THE COMMON STOCK THAT WILL BE USED TO EXCHANGE FOR MY OPTIONS?

        The restricted stock to be offered to option holders will be issued under the existing 1999 Plan and will be drawn from the pool of common stock currently authorized for issuance under that plan. All options returned to us in the tender offer will be cancelled, thereby permitting the issuance of the restricted stock and providing additional stock for future awards under the 1999 Plan. (See Section 11)

Q.24.	HOW DOES A LEAVE OF ABSENCE IMPACT THE OFFER?

         Under the 1999 Plan and the terms of the restricted stock agreement between you and us, the Board of Directors has the discretion to determine how a leave of absence will affect the other terms of your restricted stock, including the vesting.

Q.25.	WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

        There will be no immediate tax consequences of receiving restricted stock in exchange for your options, unless you make an election under Section 83(b) of the Internal Revenue Code. In the event you make a Section 83(b) election, you will be required to recognize ordinary income upon grant of the restricted stock in an amount equal to the fair market value of the restricted stock on such date and you will be required to pay applicable withholding taxes at that time by submitting the appropriate amount to us in cash by check or wire transfer. If you do not make such an election, upon vesting in the restricted stock, you will be required to recognize additional ordinary income in an amount equal to the fair market value of such restricted stock, based on the closing price of our common stock on the day of vesting or, if such day is not a trading day, the trading day next succeeding the day of vesting. In order to meet our withholding obligations that will arise when this happens, you must sign the form of Irrevocable Standing Order to Sell Shares that will be attached to your restricted stock agreement, which we refer to as the standing order. The standing order includes provisions authorizing Dain Rauscher to sell a portion of the shares of restricted stock when they vest in order to pay withholding taxes. Alternatively, you can satisfy the withholding tax obligation through cash payments as described in this offer to exchange. However, in either case, you will be required to sign the standing order. We recommend that you consult with your own tax advisor to determine the tax consequences of accepting the offer. (See Section 13)

Q.26.	IF I HAVE INCENTIVE STOCK OPTIONS, WHAT HAPPENS IF I ELECT NOT TO EXCHANGE THEM IN THIS OFFER TO EXCHANGE?

         You will not be subject to current income tax if you elect not to exchange your eligible incentive stock options for restricted stock.

        We do not believe that our offer to you will change any of the terms of your eligible incentive stock options if you do not accept the offer. However, the IRS may characterize our offer to you as a “modification” of those incentive stock options, even if you decline the offer. A successful assertion by the IRS that the options are modified could extend the period of time that you are required to hold the options to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as nonqualified stock options. (See Section 13) However, any assertion by the IRS, even if successful, will not affect the exercise price or vesting schedule of your stock options.

Q.27.	HOW WILL WITHHOLDING TAXES BE HANDLED WHEN MY RESTRICTED STOCK VESTS?

        Unless you make an election under Section 83(b) of the Internal Revenue Code (see Question 25), as your restricted stock vests, you will be required to recognize ordinary income in an amount equal to the fair market value of the vesting shares, based on the closing price of our common stock on the day of vesting or, if such day is not a trading day, the trading day next succeeding the day of vesting. This means that the ordinary income will be reflected on your year-end W-2 and we will have an obligation to withhold certain federal and state income and payroll taxes, much like the obligation that arises when you exercise a non-qualified stock option or when we pay you your salary or a bonus.

        If you do not make a Section 83(b) election, you may satisfy the withholding tax obligation arising at the time of vesting by submitting to us an appropriate amount in cash by check or wire transfer as described in this offer to exchange.

        If you do not make a Section 83(b) election and you do not want to satisfy the withholding tax obligation through a payment in cash, you must sell a portion of the shares of your restricted stock as they vest in order to satisfy the withholding tax obligation. In order to facilitate the payment of this withholding tax obligation through the sale of restricted stock, we have made certain arrangements with Dain Rauscher that will be reflected in your restricted stock agreement and the standing order. Specifically, the following will happen:

  On each vesting date (or on the first trading day thereafter if the vesting date is not a trading date), Dain Rauscher will rely on your standing order to sell that number of vested shares that is sufficient to obtain proceeds to satisfy the withholding tax obligation. You will pay Dain Rauscher’s usual trade commission for this sale.

  The amount of withholding taxes you owe will be based on the closing price of our stock on the day of vesting or, if such day is not a trading day, the trading day next succeeding the day of vesting. We and Dain Rauscher will attempt to estimate the correct number of vested shares to be sold to cover withholding taxes based on market conditions and the price of our stock. However, it is possible that the proceeds obtained from the sale will be either too much or too little to satisfy the withholding tax obligations. In the event that excess proceeds are received, the excess will be deposited in your Dain Rauscher account. In the event that the proceeds received are insufficient to cover the withholding taxes then we reserve the right to either instruct Dain Rauscher to sell additional vested shares or deduct the necessary amount from your next paycheck. You will not be able to sell or trade your shares from your Dain Rauscher account until withholding taxes have been paid in full. The sale of sufficient shares to satisfy withholding tax payments may require several trading days, particularly for the initial vesting date. Your shares may decline in value during the period between the vesting date and the date on which you may trade or sell shares deposited in your Dain Rauscher account. Any decline in value may increase the number of your shares that need to be sold in order to satisfy withholding taxes.

        BY PARTICIPATING IN THIS EXCHANGE AND SIGNING THE RESTRICTED STOCK AGREEMENT AND STANDING ORDER, YOU WILL AUTHORIZE US AND DAIN RAUSCHER TO TAKE THE ABOVE ACTIONS TO PAY WITHHOLDING TAXES. In the event there is not a market in our common stock, UAXS will have the right to make other arrangements to satisfy the withholding obligations. (See Section 13)

Q.28.	WHEN DOES THE OFFER TO EXCHANGE EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I KNOW IF IT IS EXTENDED?

         The offer expires on December 4, 2001, at 11:59 p.m. central standard time, unless we extend it. No exceptions will be made to this deadline.

         Although we do not currently intend to do so, we may, in our discretion, extend the offer to exchange at any time. If we extend the offer to exchange, we will publicly announce the extension no later than 9 a.m., east coast time, on December 5, 2001. (See Section 14)

Q.29.	WHAT DO I NEED TO DO?

        WHETHER YOU ACCEPT THE OFFER OR NOT, YOU NEED TO MAKE YOUR ELECTION AND SIGN THE ELECTION FORM AND DELIVER IT TO HOWARD KUPPLER BEFORE 11:59 P.M. CENTRAL STANDARD TIME, ON DECEMBER 4, 2001 (UNLESS THE OFFER TO EXCHANGE IS EXTENDED). The contact information for Howard Kuppler is as follows: Universal Access, 233 South Wacker Drive, Suite 600, Chicago, Illinois 60606; facsimile number (312) 660-1290.

        Your election will be effective only upon RECEIPT by Howard Kuppler. To ensure timely delivery we recommend that you make every effort to hand deliver your completed election form. If hand delivery is not feasible, we recommend that you send it by fax or, if necessary, by mail, and then follow up with a telephone call or email to confirm receipt by the deadline. If you have questions about delivery, you may contact Howard Kuppler at (312) 660-1244 or Michael B. Gardiner at (312) 660-6495. You should review the offer to exchange, the letter of transmittal, the election form and all of their attachments before making your election. We will only accept a paper copy of your election form. Delivery by email will not be accepted.

        If we extend the offer to exchange beyond December 4, 2001, then you must sign and deliver the election form before the extended expiration of the offer. We may reject any eligible options to the extent that we determine the election form is not properly completed or to the extent that we determine it would be unlawful to accept the options. If you do not sign and deliver the election form before the offer expires, it will have the same effect as if you rejected the offer. (See Section 3)

Q.30.	WHY CAN'T UAXS JUST REPRICE MY OPTIONS, AS I HAVE SEEN DONE AT OTHER COMPANIES?

        In 1998, the Financial Accounting Standards Board adopted unfavorable accounting charge consequences for companies that reprice options. If we were to simply reprice options, our potential for future profitability would be adversely affected, as we would be required to take a charge against earnings on any future appreciation of the repriced options.

Q.31.	WHY CAN'T I JUST BE GRANTED ADDITIONAL OPTIONS?

        Because of the large number of options currently outstanding, a simple re-grant of additional new options would severely negatively impact our dilution, outstanding shares and earnings per share.

Q.32.	DURING WHAT PERIOD OF TIME MAY I CHANGE MY PREVIOUS ELECTION?

        You may change your previous election at any time before 11:59 p.m. central standard time, on December 4, 2001. If we extend the offer to exchange beyond that time, you may change your previous election at any time until the extended expiration of the offer to exchange. To change your election, you must deliver a change of election form to Howard Kuppler as noted above. You may change your election more than once. In addition, you will also have the right to withdraw your tendered options after the expiration of forty business days from the date of commencement of this offer unless your tendered options have been accepted by that time. We intend to make our decision to either accept all properly tendered options or to reject them all on the business day after this offer expires. (See Section 4)

Q.33.	DO I HAVE TO RETURN AN ELECTION FORM IF I DO NOT WANT TO EXCHANGE MY OPTIONS?

         Whether you accept the offer or not, you need to complete and deliver the election form to Howard Kuppler by the deadline specified above. (See Question 29)

Q.34.	WHAT HAPPENS TO MY OPTIONS IF I DO NOT ACCEPT THE OFFER OR IF MY OPTIONS ARE NOT ACCEPTED FOR EXCHANGE?

        Nothing. If you do not accept the offer, or if we do not accept any returned options (Question 13), you will keep all of your current options, and you will not receive any restricted stock. No changes will be made to your current options. However, if you currently have incentive stock options that are eligible options under this offer and you do not accept the offer you should review the discussion of tax consequences contained in this offer to exchange. (See Question 26).

Q.35.	WHAT DO WE AND OUR BOARD OF DIRECTORS THINK OF THE OFFER TO EXCHANGE?

        Although our Board of Directors has approved this offer, it recognizes that the decision to accept is an individual one that should be based on a variety of factors. As a result, you should consult with your personal advisors if you have questions about your financial or tax situation. Our directors and executive officers are not eligible to participate in the offer. Our Board of Directors is not making a formal recommendation to employees as to whether or not to accept this offer. However, if you anticipate that you will not be an employee of UAXS or one of our subsidiaries when the shares begin to vest, see the discussion in Question 17 above.

Q.36.	WHAT IF I AM AN EMPLOYEE OF ONE OF UAXS' NON-U.S. SUBSIDIARIES?

         Due to certain regulatory and tax issues, this offer to exchange is being limited to employees of UAXS and its U.S. subsidiaries. As a result, if you are an employee of one of our non-U.S. subsidiaries, you are not eligible to participate.

Q.37.	IS THERE ANY INFORMATION REGARDING UAXS THAT I SHOULD BE AWARE OF?

        Your decision of whether to accept or reject this offer should take into account the factors described in this document as well as the various risks inherent in our business. These risks include, but are not limited to, our limited operating history, anticipated losses, unpredictability of future revenues, potential fluctuations in quarterly operating results, competition, risk of network expansion, risks of system interruption, potential fluctuations in demand for our services associated with economic conditions, management of potential growth, and risks associated with new business areas, international expansion, business combinations, and strategic alliances. You should talk to your personal advisors regarding these and other risks.

        In addition, before making your decision you should carefully review the information about UAXS set forth in Section 9 of this document. This information includes an update on certain recent events affecting our business and explains where you can find additional information about us, including by referring to certain financial information contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31 and June 30, 2001. As described in Section 9, copies of the relevant portions of our Annual Report and Quarterly Reports have been included with this document in the package we mailed to you. (See Section 9)

Q.38.	WHAT ARE THE ACCOUNTING CONSEQUENCES TO UAXS OF MAKING THIS OFFER?

        Neither the shares of restricted stock issued in exchange nor the eligible options that are not returned under this offer will be treated for financial reporting purposes as variable awards. However, we will record a non-cash compensation expense at the time of grant of the restricted stock based on the stock’s value on the grant date. (See Section 11)

Q.39.	WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

         For additional information or assistance, you should contact:

Michael B. Gardiner at (312) 660-6495; Howard Kuppler at (312) 660-1244; or send an email to optionexchange@universalaccess.net.

        In addition to these resources, we plan to arrange for some question and answer sessions. We expect to arrange for an independent accounting firm to conduct a question and answer session about the offer to exchange. This firm will be hired solely to describe the general terms of this offer to exchange and to answer tax-related questions about it.

        We will also plan to arrange for Dain Rauscher to conduct a question and answer session to answer questions relating to withholding tax payment procedures and your Dain Rauscher account.

        Additionally, we intend to have an internal presentation for all of our employees who are eligible to participate in this offer to address any questions regarding this offer to exchange or the letter of transmittal.

        Neither the independent accounting firm nor Dean Rauscher will be acting as a solicitation agent or making any recommendations whatsoever with respect to the offer to exchange. For example, they will not be able to answer questions about your personal situation or otherwise provide an assessment of the merits of the offer to exchange. You should consult your personal advisors if you have questions about your financial or tax situation. We will be providing you information about the timing and location of the sessions in the coming days.

THE OFFER

1.	NUMBER OF SHARES OF RESTRICTED STOCK; EXPIRATION DATE.

        We are offering to exchange shares of restricted stock in return for all eligible options. Eligible options are all outstanding unexercised options that have an exercise price of at least $2.50 per share, excluding any excess portion of the December 2000 options (as described below), that are outstanding under the following option plans: the Universal Access, Inc. Amended 1998 Employee Stock Option Plan (the “1998 Plan”) and the Universal Access, Inc. 1999 Stock Plan (the “1999 Plan”). These plans are considered employee benefit plans as defined in Rule 405 under the Securities Act. In order to participate you must be an employee of UAXS or one of its U.S. subsidiaries on the date this offer to exchange is made and must continue to be an employee of UAXS or one of its U.S. subsidiaries on the date it expires.

        Our offer is subject to the terms and conditions described in this offer to exchange and the letter of transmittal. We will not accept options unless they are properly returned and not validly withdrawn in accordance with Section 5 of this offer to exchange before the offer expires on the “expiration date” as defined below.

        For each eligible option share that is exchanged, you will receive one share of restricted stock subject to a maximum number of 7,500 shares of restricted stock that you will receive in exchange for your December 2000 shares. The exact number of shares underlying eligible options that you have now, as well as the number of shares underlying any December 2000 options, is set forth in the enclosed letter of transmittal. You will not be required to pay cash for the shares of restricted stock you receive in the exchange. However, as further discussed in Section 13 below, there are tax consequences upon the vesting of shares of restricted stock that may require some of the shares to be sold in order to satisfy the tax liability. All shares of restricted stock will be issued under the 1999 Plan and pursuant to a restricted stock agreement between you and us.

         If you elect to participate in the exchange, you must exchange any other options issued as part of the same option grant as any eligible option you wish to exchange. Options are considered to be part of the same grant if they have the same vesting start date. In addition, if you exchange any December 2000 options, you must exchange all of such options.

         The December 2000 options which were granted in December of 2000 at an exercise price of $10.56 per share may be tendered. If you tender your December 2000 options you will receive the number of shares of restricted stock that equals the number of December 2000 options you hold subject to a maximum number of 7,500 shares of restricted stock.

         If you wish to exchange any of your December 2000 options, you must exchange all of such options but you will receive a maximum of 7,500 shares of restricted stock for your December 2000 options. For example, if you were granted 10,000 December 2000 options, and wish to exchange them, you must exchange all December 2000 options you hold and you will receive 7,500 shares of restricted stock in exchange for all 10,000 December 2000 options. If you were granted 5,000 December 2000 options and wish to exchange them, you will receive 5,000 shares of restricted stock in exchange for your December 2000 options.

        The term “expiration date” means 11:59 p.m. central standard time, on December 4, 2001, unless and until we, in our discretion, extend the period of time during which the offer will remain open. If we extend the period of time during which the offer remains open, the term “expiration date” will refer to the latest time and date at which the offer expires. See Section 14 for a description of our rights to extend, delay, terminate and amend the offer and Section 6 for a description of our rights to accept all of the properly tendered options or to reject them all.

        If we decide to take any of the following actions, we will publish a notice:

increase or decrease what we will give you in exchange for your options; or increase or decrease the number or type of options eligible to be exchanged in the offer.

        If the offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend the offer for a period of at least ten business days after the date the notice is published.

        A “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight central standard time.

2.	PURPOSE OF THE OFFER.

        We are making this offer for compensatory purposes and to further advance our corporate philosophy. Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. By making this offer we intend to maximize stockholder value by creating better performance incentives for, and thus increasing retention of, our employees.

        Although our Board of Directors has approved this offer, it recognizes that the decision to accept is an individual one that should be based on a variety of factors. Accordingly, you should consult with your personal advisors if you have questions about your financial or tax situation. Our directors and executive officers are not eligible to participate in the offer. Our Board of Directors is not making a formal recommendation to employees as to whether or not to accept this offer. However, if you anticipate that you will not be an employee of UAXS or one of our subsidiaries when the shares begin to vest, see the discussion in Question 16 above.

3.	PROCEDURES FOR ELECTING TO EXCHANGE OPTIONS.

        MAKING YOUR ELECTION. To accept or reject this offer, you must make your election on the election form and sign and deliver it to Howard Kuppler before the expiration date. The contact information for Howard Kuppler is as follows: Universal Access, 233 South Wacker Drive, Suite 600, Chicago, Illinois 60606; facsimile number (312) 660-1290.

        Your election will be effective upon RECEIPT by Howard Kuppler. To ensure timely delivery we recommend that you make every effort to hand deliver your completed election form. If hand delivery is not feasible, we recommend that you send it by fax or, if necessary, by mail, and then follow up with a telephone call or email to confirm receipt by the deadline. REGARDLESS OF WHETHER YOU ACCEPT OR REJECT THIS OFFER, YOU MUST COMPLETE AND SIGN THE ELECTION FORM AND RETURN IT TO HOWARD KUPPLER BY THE DEADLINE. We will only accept a paper copy of your election form.

        Delivery by email will not be accepted. You do not need to return your stock option agreements for your eligible options to effectively elect to accept the offer.

        DETERMINATION OF VALIDITY; REJECTION OF OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. We will determine, in our discretion, all questions as to the number of shares subject to eligible options or retained options, and the validity, form, eligibility (including time of receipt) and acceptance of election forms and change of election forms. Our determination of these matters will be final and binding on all parties. We may reject any election form, change of election form or returned options to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the returned options. As described in Section 6, we will make a decision to either accept all of the properly tendered options or to reject them all on the business day after this offer to exchange expires. We may waive any defect or irregularity in any election form or change of election form with respect to any particular options or any particular option holder. No options will be properly tendered until all defects or irregularities have been cured by the option holder tendering the options or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any options, and no one will be liable for failing to give notice of any defects or irregularities.

        OUR ACCEPTANCE CONSTITUTES AN AGREEMENT. If you elect to exchange your options and you return your eligible options according to the procedures described above, you will have accepted the terms and conditions of the offer. Our acceptance of eligible options that are properly returned will form a binding agreement between us and you on the terms and subject to the conditions of this offer on the business day after this offer to exchange expires. In addition, you will be required to enter into a restricted stock agreement governing the terms of your restricted stock.

4.	CHANGE IN ELECTION; WITHDRAWAL RIGHTS.

        You may change your election only by following the procedures described in this Section 4. If you elect to accept the offer and exchange your options and you later want to change your election to reject the offer, you must reject the offer with respect to all your eligible options that are part of the same grant. No partial rejections of options that are part of the same grant will be accepted. Similarly, if you elect to reject the offer and you later want to change your election to accept the offer and exchange your options, you must accept the offer with respect to all your eligible options that are part of the same grant. We will only accept a paper copy of your change of election. Delivery by email will not be accepted.

         You may change your election at any time before 11:59 p.m. central standard time, on December 4, 2001. If we extend the offer beyond that time, you may change your election at any time until the extended expiration of the offer.

        To change your election, you must deliver a change of election form and a new election form to Howard Kuppler before the offer expires. (See Section 3) The change of election form must be signed and dated by you and have your name and social security number on it. The new election form also must be signed and dated by you and must clearly indicate whether you elect to accept or reject the offer. You will have the right to withdraw your tendered options after the expiration of forty business days from the date of commencement of this offer unless your tendered options have been accepted by that time. As discussed in Section 6, we intend to make our decision to either accept all properly tendered options or to reject them all on the business day after this offer expires.

        Neither we nor any other person is obligated to give notice of any defects or irregularities in any change of election form or a new election form, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of change of election forms and new election forms. Our determinations of these matters will be final and binding.

5.	ACCEPTANCE OF OPTIONS FOR EXCHANGE, CANCELLATION AND ISSUANCE OF RESTRICTED STOCK.

        On the terms and subject to the conditions of this offer to exchange, if we decide to accept all properly tendered options as described in Section 6, we will exchange the eligible options and cancel all options properly returned and not validly withdrawn before the expiration date. Within approximately two weeks after expiration of this offer, you will receive your new restricted stock agreement. The exchange date, and the effective issue date for the shares of restricted stock, will be December 4, 2001 unless the offer to exchange is extended.

        For each eligible option share validly exchanged you will receive one share of restricted stock as described in Section 1. If you are not an employee of UAXS or one of our U.S. subsidiaries on the date this offer to exchange is made or you are not an employee of UAXS or one of our U.S. subsidiaries on the date it expires, you will not be eligible to accept this offer.

6.	CONDITIONS OF THE OFFER.

        Upon expiration of this offer to exchange (which will be on December 4, 2001 at 11:59 p.m. central standard time unless we extend it), we will promptly decide to either accept all of the properly tendered options or to reject them all. If we decide to reject them all, we will communicate this to you by 11:59 p.m. central standard time on the business day after this offer to exchange expires (which will be on December 4, 2001 unless we extend it). If we accept all of the properly tendered options, they will be exchanged and cancelled as described herein. If we reject them all, you will keep all of your current options, and you will not receive any restricted stock. This condition to the offer to exchange is for our benefit and the decision to accept or reject all properly tendered options is in our sole discretion.

7.	PRICE RANGE OF COMMON STOCK.

        Our common stock is quoted on the Nasdaq National Market under the symbol “UAXS”. Public trading of our common stock commenced on March 17, 2000. Prior to that, there was no public market for our common stock. The following table sets forth, for the periods indicated, the high and low sale price per share of our common stock on the Nasdaq National Market.

                                                                High        Low
                                                                ----        ---
 Fiscal Year 2000
          First Quarter (commencing March 17, 2000)........    $63.00     $27.98
          Second Quarter...................................     42.50      12.00
          Third Quarter....................................     41.50      10.94
          Fourth Quarter...................................     18.00       5.00

 Fiscal Year 2001
          First Quarter....................................     17.00       4.50
          Second Quarter...................................      7.05       3.33
          Third Quarter....................................      5.25       0.70
          Fourth Quarter (through October 29, 2001)........      2.01       0.76

         As of October 29, 2001, the last reported sale price of our common stock, as reported by the Nasdaq National Market, was $1.49 per share.

        We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

8.	SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF RESTRICTED STOCK.

        CONSIDERATION. For each eligible option share, you will receive one share of restricted stock. The exact number of shares underlying eligible options that you have now, as well as the number of shares underlying December 2000 options, is set forth in the enclosed letter of transmittal.

        As of October 30, 2001 there were issued and outstanding options to purchase 3,830,170 shares of our common stock that are eligible to participate in this offer to exchange. If we receive and accept for exchange all outstanding eligible options, we will issue a total of 3,613,670 shares of restricted stock, which would equal approximately 3.8% of the total shares of our common stock outstanding as of September 30, 2001.

        TERMS OF RESTRICTED STOCK. The restricted stock will be issued pursuant to the 1999 Plan and will be subject to all of the terms and conditions of that option plan. Our statements concerning the 1999 Plan and the restricted stock are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the 1999 Plan and the restricted stock agreement between you and us. The forms of restricted stock agreement have been filed as exhibits to our Tender Offer Statement on Schedule TO which has been filed with the Securities and Exchange Commission (which we refer to as the SEC) and a sample is included with this document. Please contact Michael B. Gardiner at (312) 660-6495 or contact Howard Kuppler at (312) 660-1244 or send an email to optionexchange@universalaccess.net to receive copies of the 1999 Plan or forms of restricted stock agreement. Copies will be furnished promptly at our expense.

        Awards of restricted stock under the 1999 Plan may be made to any of our employees, officers, directors, consultants and advisors. The maximum number of shares that may be granted to an eligible individual under the 1999 Plan in any calendar year is 3 million (except in the case of a grant in connection with initial services). The shares of restricted stock you receive in exchange for tendered options accepted for payment will be subject to forfeiture and other restrictions until the shares vest. These restrictions include prohibitions against sale, assignment, transfer, exchange, pledge, hypothecation or other encumbrance, other than by will or the laws of descent and distribution, in each case until the shares have vested. In addition, if your tendered options were subject to special vesting arrangements, including (but not limited to) accelerated vesting of those options under certain circumstances described in your employment offer letter or elsewhere, those special vesting arrangements will NOT apply to the shares of restricted stock.

  VESTING. 50% of your shares of restricted stock exchanged for eligible options will first vest on January 1, 2002, assuming you are still employed by us on that date. Thereafter, 1/36 of the balance of your original award of restricted stock will vest on the 16th of each month commencing on January 16, 2002, assuming you are still employed by us on such vesting dates.

  FORFEITURE. PRIOR TO VESTING, YOUR RESTRICTED STOCK WILL BE SUBJECT TO COMPLETE FORFEITURE IF YOU CEASE TO BE EMPLOYED FOR ANY OR NO REASON, INCLUDING VOLUNTARY RESIGNATION OR TERMINATION OF YOUR EMPLOYMENT WITHOUT CAUSE.

        STOCK CERTIFICATES. Until your restricted stock vests, it will be held in our custody or in the custody of Wells Fargo Bank. You will not receive a stock certificate for the shares of restricted stock. Rather, your award of restricted stock will be evidenced by the restricted stock agreement between you and us which you must sign in order to receive any restricted stock. On the first vesting date, if you are still employed by us and have signed the restricted stock agreement, the number of shares of common stock corresponding to 50% of your original award of restricted stock will be electronically deposited into your account with Dain Rauscher, subject to payment of applicable withholding taxes. On each subsequent vesting date, if you are still employed by us, the number of shares of common stock corresponding to 1/36 of the balance of your original award of restricted stock will be electronically deposited into your account with Dain Rauscher, subject to payment of applicable withholding taxes. You will have dividend, voting and other stockholder rights (subject to the transfer and forfeiture restrictions discussed above) with respect to all shares of restricted stock you receive in the offer as of the date we issue the restricted stock to your account. We will deliver to you, by mail or otherwise, all notices of meetings, proxy statements, proxies and other materials distributed to our stockholders.

        TAX CONSEQUENCES. You should refer to Section 13 for a discussion of the U.S. federal income tax consequences of shares of restricted stock, the eligible options, as well as the consequences of accepting or rejecting the shares of restricted stock under this offer to exchange.

        REGISTRATION OF SHARES OF RESTRICTED STOCK. All shares of restricted stock issuable in connection with this exchange have been registered under the Securities Act on a registration statement on Form S-8 filed with the SEC. Unless you are considered an “affiliate” of UAXS, upon vesting you will be able to sell your shares of restricted stock free of any transfer restrictions under applicable securities laws.

9.	INFORMATION ABOUT UAXS.

        UAXS, whose principal operating subsidiary is Universal Access, Inc., is a business-to-business intermediary that facilitates the buying and selling of capacity on communications networks. UAXS facilitates the process through which users of communications circuits obtain circuits dedicated for their specific use from multiple vendors. UAXS also facilitates the installation and servicing of these dedicated circuits. UAXS’ clients are communications service providers, such as telecommunications service providers, Internet service providers and application service providers, that buy capacity on communications circuits for use by their customers. We obtain the communications capacity from transport suppliers that are the owners of the communications infrastructure over which information is transmitted. In June 1999, we were incorporated as a Delaware corporation. Our fiscal year runs from January 1 to December 31. Our principal offices are located in Chicago, Illinois.

        Except as otherwise described above or elsewhere in this offer to exchange or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

  an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our material subsidiaries;

  a purchase or sale of a material amount of our assets or any subsidiary's assets;

  any material change in our present dividend rate or policy, or our indebtedness or capitalization;

  any change in our present board of directors or senior management, including a change in the number or term of directors or to fill any existing board vacancies or change any executive officer’s material terms of employment;

  any other material change in our corporate structure or business;

  our common stock not being authorized for quotation on Nasdaq;

  our common stock becoming eligible for termination of registration pursuant to section 12(g)(4) of the Securities Exchange Act;

  the suspension of our obligation to file reports pursuant to section 15(d) of the Securities Exchange Act;

  the acquisition by any person of any of our securities or the disposition by any person of any of our securities, other than in connection with the option plans; or

  a change in our certificate of incorporation or bylaws, or any actions which may make it more difficult for any person to acquire control of our company.

        The tender offer statement on Schedule TO that we filed with the SEC in connection with this offer to exchange incorporates certain financial information about UAXS included in pages 37 through 62 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and pages 3 through 8 of our Quarterly Reports on Form 10-Q for the fiscal quarter ended June 30, 2001. Because you may be interested in reviewing this information, copies of these reports have been included with this document in the package we delivered to you. Please see Section 16 of this document for information about how to obtain additional copies of these reports or our other SEC filings.

10.	INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

         The directors and executive officers of UAXS and their positions and officers as of September 30, 2001 are set forth in the following table:

  Name                                   Positions and Offices Held

  Paolo Guidi.........................   Director
  Carolyn F. Katz.....................   Director
  Kevin P. Power......................   Director
  Joseph L. Schocken..................   Director
  John F. Slevin......................   Director
  Roland A. Van der Meer..............   Director
  Edward H. West......................   Director
  Patrick C. Shutt....................   Director, President, Chief Executive Officer, and Chairman
  Robert J. Pommer, Jr................   Director and Vice Chairman
  Robert M. Brown.....................   Chief Financial Officer and Treasurer
  Scott D. Fehlan.....................   General Counsel and Secretary
  James B. Kearns.....................   Chief Information Officer
  George A. King......................   Chief Development Officer
  Robert A. Pollan....................   President, Information Technology & Strategy
  Robert E. Rainone, Jr...............   President, Global Operations

         The address of each director and executive officer is c/o Universal Access Global Holdings Inc., 233 South Wacker Drive, Suite 600, Chicago, Illinois 60606.

         Please see our definitive proxy statement for our 2001 annual meeting of stockholders, filed with the SEC on April 30, 2001, for information regarding the amount of our securities beneficially owned by our executive officers and directors as of March 31, 2001.

         The following table lists the stock and stock option transactions involving our officers and directors within 60 days prior to this offering:

                                                 TRANSACTIONS

Name               Trans.   Options  Options    Options     Option     Common    Common      Share
                   Date     Granted  Exercised  Disposed    Price      Stock     Stock       Price
                                                                       Acquired  Disposed

Paolo Guidi        N/A

Carolyn F. Katz    N/A

Kevin P. Power     N/A

Joseph L.
Schocken           N/A

John F. Slevin     8/31/01                                             50,000                $1.59
                   9/21/01                                             50,000                $1.18

Roland A. Van
der Meer           N/A

Edward H. West     N/A

Patrick C. Shutt   9/28/01  300,000                         $0.74
                   9/28/01  150,000                         $0.00
                   9/28/01           150,000                $0.00
                   9/28/01                                                       450,000(1)
                   9/28/01                                             150,000               $0.00

Robert J. Pommer,  9/28/01  150,000                         $0.00
Jr.                9/28/01           150,000                $0.00
                   9/28/01                                                       150,000(2)
                   9/28/01                                             150,000               $0.00

Robert M. Brown    9/28/01  500,000                         $0.00
                   9/28/01           500,000                $0.00
                   9/28/01                      420,000(3)
                   9/28/01                                                       450,000(1)
                   9/28/01                                             500,000               $0.00

Scott D. Fehlan    9/28/01  175,000                         $0.74
                   9/28/01  150,000                         $0.00
                   9/28/01           150,000                $0.00
                   9/28/01                                                       150,000(4)
                   9/28/01                                             150,000               $0.00

James B. Kearns    9/28/01  200,000                         $0.00
                   9/28/01           200,000                $0.00
                   9/28/01                      250,000(5)
                   9/28/01                                                       150,000(6)
                   9/28/01                                             200,000               $0.00

George A. King     9/28/01  150,000                         $0.00
                   9/28/01           150,000                $0.00
                   9/28/01                      25,000(7)
                   9/28/01                                                       150,000(2)
                   9/28/01                                             150,000               $0.00

Robert A. Pollan   9/28/01  200,000                         $0.74
                   9/28/01  300,000                         $0.00
                   9/28/01           300,000                $0.00
                   9/28/01                                                       300,000(8)
                   9/28/01                                             300,000               $0.00

Robert E. Rainone, 9/28/01  500,000                         $0.00
Jr.                9/28/01           500,000                $0.00
                   9/28/01                      650,000(9)
                   9/28/01                                                       350,000(10)
                   9/28/01                                             500,000               $0.00

(1) The disposition of these shares represents the forfeiture of 350,000 shares of restricted stock granted on January 8, 2001 and the forfeiture of 100,000 shares of restricted stock granted on March 14, 2001.

(2) The disposition of these shares represents the forfeiture of 50,000 shares of restricted stock granted on January 8, 2001 and the forfeiture of 100,000 shares of restricted stock granted on March 14, 2001.

(3) The disposition of these options represent the forfeiture of 170,000 stock options granted on February 28, 2000 with an exercise price of $8.10 per share and the forfeiture of 250,000 stock options granted on September 19, 2000 with an exercise price of $15.13 per share.

(4) The disposition of these shares represents the forfeiture of 50,000 shares of restricted stock granted on January 8, 2001 and the forfeiture of 100,000 shares of restricted stock granted on March 14, 2001.

(5) The disposition of these options represent the forfeiture of 200,000 stock options granted on March 6, 2000 with an exercise price of $8.10 per share and the forfeiture of 50,000 stock options granted on September 19, 2000 with an exercise price of $15.13 per share.

(6) The disposition of these shares represents the forfeiture of 100,000 shares of restricted stock granted on January 8, 2001 and the forfeiture of 50,000 shares of restricted stock granted on March 14, 2001.

(7) The disposition of these shares represents the forfeiture of 25,000 options granted on November 8, 1999 with an exercise price of $6.10 per share.

(8) The disposition of these shares represents the forfeiture of 300,000 shares of restricted stock granted on January 8, 2001.

(9) The disposition of these options represent the forfeiture of 500,000 stock options granted on February 28, 2000 with an exercise price of $8.10 per share and the forfeiture of 150,000 stock options granted on September 19, 2000 with an exercise price of $15.13 per share.

(10) The disposition of these shares represents the forfeiture of 250,000 shares of restricted stock granted on January 8, 2001 and the forfeiture of 100,000 shares of restricted stock granted on March 14, 2001.

        Except as otherwise described above, there have been no transactions in options to purchase our common stock or in our common stock which were effected during the past 60 days by UAXS, or to our knowledge, by any executive officer, director, affiliate or subsidiary of UAXS. Our directors and officers are ineligible to participate in this offer to exchange.

11.	STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

        Eligible options tendered and accepted by us in connection with the offer will be cancelled and the shares of common stock that may be purchased under those options will be returned to the pool of shares available for grants of new awards or options under the 1999 Plan without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed. Neither the shares of restricted stock issued in exchange for eligible options nor the eligible options that are not returned under this offer will be treated for financial reporting purposes as variable awards. However, we will record a non-cash compensation expense as the restricted stock vests based on the stock’s value on the applicable vesting date.

12.	LEGAL MATTERS; REGULATORY APPROVALS.

        We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in the offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of options returned to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business.

Our obligation under the offer to accept exchanged options and to issue restricted stock is subject to the conditions described in Section 6.

13.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

        The following is a general summary of the material federal income tax consequences of the exchange of options for shares of restricted stock pursuant to the offer for U.S. citizens and residents. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change (possibly on a retroactive basis). This summary does not discuss all the tax consequences that may be relevant to you in light of your particular circumstances and it is not intended to be applicable in all respects to all categories of stockholders.

         YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN CONSEQUENCES OF PARTICIPATING IN THE OFFER, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

        GENERAL. There are no immediate tax consequences of receiving restricted stock in exchange for your options, unless you make an election under Section 83(b) of the Code (see below). Upon vesting in the restricted stock, you will be required to recognize ordinary income in an amount equal to the fair market value of such restricted stock, based on the closing price of our common stock on the day of vesting or, if such day is not a trading day, the trading day next succeeding the day of vesting. All taxes that must be withheld with respect to that income will be due to UAXS immediately and will be funded as described below. Unless you file an election under Section 83(b), as a condition of receiving the restricted stock you will be required to submit an Irrevocable Standing Order to Sell Shares to Dain Rauscher that will authorize Dain Rauscher to automatically sell the number of vested shares of restricted stock as may be necessary to obtain proceeds sufficient to satisfy the withholding tax obligation as described below.

        SECTION 83(B) ELECTION. If you choose to make an election under Section 83(b) of the Code, you must file it with the Internal Revenue Service within 30 days of the exchange. If you make a Section 83(b) election, you will be required to recognize ordinary income upon grant of the restricted stock in an amount equal to the fair market value of the restricted stock on such date, and you will be required to pay all applicable taxes at that time by submitting the appropriate amount to us in cash by check or wire transfer. IF ANY OF THE RESTRICTED STOCK IS SUBSEQUENTLY FORFEITED, I.E., YOU LEAVE UAXS BEFORE THE SHARES ARE FULLY VESTED, YOU ARE NOT ENTITLED TO A DEDUCTION FOR THE LOSS ASSOCIATED WITH THE FORFEITED SHARES, NOR ARE YOU ENTITLED TO A REFUND OF THE TAXES PAID. However, having made the filings, if you hold the restricted stock until after the shares vest (assuming you remain employed by us and the shares are not forfeited) and subsequently sell the shares of common stock issued upon vesting, the gain will be taxed as capital gain as opposed to ordinary income. If the shares have been held for more than one year, the capital gain will be subject to long-term tax rates.

        INCENTIVE STOCK OPTIONS. Certain of the eligible options subject to this offer to exchange are intended to qualify as “incentive stock options.” You will not be subject to current income tax if you do not elect to exchange your eligible incentive stock options for restricted stock. We do not believe that our offer to you will change any of the terms of your eligible incentive stock options if you do not accept the offer. However, the IRS may characterize our offer to exchange to you as a “modification” of those incentive stock options, even if you decline the offer. A successful assertion by the IRS that the options are modified could extend the options’ holding period to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as nonqualified stock options. If you choose not to exchange your eligible option, we recommend that you consult with your own tax advisor to determine the tax consequences of the sale of the common stock that you will receive when you exercise those options.

        WITHHOLDING TAXES. At the time you recognize ordinary income (either upon vesting or if you make an election under Section 83(b) of the Code upon grant), we will have a withholding tax obligation, much like the obligation that arises when we pay you your salary or a bonus. This ordinary income will be reflected on your year-end W-2.

         If you make a Section 83(b) election, you must pay all applicable taxes upon grant of the shares of restricted stock by submitting the appropriate amount of withholding taxes to us in cash by check or wire transfer as described above .

        If you do not make a Section 83(b) election and you want to satisfy the withholding tax obligation through a payment in cash, you must indicate this intention on your letter of transmittal and pay withholding taxes in respect of the January 1, 2002 vesting to us in cash by check or wire transfer on or prior to January 21, 2002. Furthermore, if you want to satisfy the withholding tax obligation through the payment in cash on any subsequent vesting dates, you must elect by written notice to us to pay withholding taxes in cash by check or wire transfer no later than five (5) business days prior to the relevant vesting date and must make such payment in cash by check or wire transfer no later than five (5) business days after the relevant vesting date with respect to which you have elected to make such payment. In the event that payment in cash by check or wire transfer is not received by January 21, 2002 or within five (5) business days after any future vesting date with respect to which you have elected to make a cash payment by check or wire transfer to satisfy withholding taxes, UAXS will cause shares to be sold by Dain Rauscher to meet the withholding tax requirements on such vesting dates.

        If you do not make a Section 83(b) election and you do not want to satisfy the withholding tax obligation through a payment in cash, you must sell a portion of your shares of restricted stock in order to satisfy the withholding tax obligation. In order to facilitate the payment of this withholding tax obligation, we have arranged with Dain Rauscher to sell a portion of your shares of restricted stock as they vest that is sufficient to pay the withholding obligation, and this arrangement will be reflected in your restricted stock agreement and your Irrevocable Standing Order to Sell Shares. Specifically, the following will happen:

  On each vesting date (or on the first trading day thereafter if the vesting date is not a trading date), Dain Rauscher will rely on your standing order to sell that number of vested shares that is sufficient to obtain proceeds to satisfy the withholding tax obligation. You will pay Dain Rauscher’s usual trade commission for this sale.

  The amount of withholding taxes you owe will be based on the closing price of our stock on the day of vesting or, if such day is not a trading day, the trading day next succeeding the day of vesting. We and Dain Rauscher will attempt to estimate the correct number of vested shares to be sold to cover withholding taxes based on market conditions and the price of our stock. However, it is possible that the proceeds obtained from the sale will be either too much or too little to satisfy the withholding tax obligations. In the event that excess proceeds are received, the excess will be deposited in your Dain Rauscher account. In the event that the proceeds received are insufficient to cover the withholding taxes then we reserve the right to either instruct Dain Rauscher to sell additional vested shares or deduct the necessary amount from your next paycheck.

        By participating in this exchange and signing the restricted stock agreement and standing order, you will authorize us and Dain Rauscher to take the above actions to pay withholding taxes. In the event there is not a market in our common stock, UAXS will have the right to make other arrangements to satisfy the withholding obligations. You will not be able to sell or trade your shares from your Dain Rauscher account until withholding taxes have been paid in full. The sale of sufficient shares to satisfy withholding tax payments may require several trading days, particularly for the initial vesting date. Your shares may decline in value during the period between the vesting date and the date on which you may trade or sell shares deposited in your Dain Rauscher account. Any decline in value may increase the number of your shares that need to be sold in order to satisfy withholding taxes.

14.	EXTENSION OF OFFER; TERMINATION; AMENDMENT.

        We may at any time and from time to time, extend the period of time during which the offer to exchange is open and delay accepting any options surrendered or exchanged by publicly announcing the extension and giving oral or written notice of the extension to the option holders.

        Prior to the expiration date to terminate or amend the offer to exchange, we may postpone our decision of whether or not to accept and cancel any eligible options in our discretion. In order to postpone accepting or canceling, we must publicly announce the postponement and give oral or written notice of the postponement to the option holders. Our right to delay accepting and canceling eligible options is limited by Rule 13e-4(f)(5) under the Securities Exchange Act, which requires that we must pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the offer.

        As long as we comply with any applicable laws, we may amend the offer to exchange in any way, including decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of eligible options to be exchanged or surrendered in the offer to exchange.

        We may amend the offer to exchange at any time by publicly announcing the amendment. If we extend the length of time during which the offer is open, the amendment must be issued no later than 9:00 a.m., east coast time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement relating to the offer to exchange will be sent promptly to option holders in a manner reasonably designed to inform option holders of the change, for example, by issuing a press release.

        If we materially change the terms of the offer to exchange or the information about the offer to exchange, or if we waive a material condition of the offer to exchange, we will extend the offer to exchange to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules the minimum period an offer must remain open following material changes in the terms of the offer or information about the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. If we decide to take any of the following actions, we will publish notice of the action:

increase or decrease what we will give you in exchange for your options; or increase or decrease the number or type of options eligible to be exchanged in the offer.

        If the offer to exchange is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend the offer to exchange for a period of at least ten business days after the date the notice is published.

15.	FEES AND EXPENSES.

         We will not pay any fees or commissions to any broker, dealer or other person for asking option holders to exchange eligible options under this offer to exchange.

16.	ADDITIONAL INFORMATION.

        This offer to exchange is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to exchange your options:

  our annual report on Form 10-K for our fiscal year ended December 31, 2000, filed with the SEC on March 29, 2001;

  our quarterly reports on Form 10-Q for our fiscal quarter ended March 31 and June 30, 2001 our definitive proxy statement for our 2001 annual meeting of stockholders, filed with the SEC on April 30, 2001; and

  the description of our common stock included in our registration statement on Form 8-A, which was filed with the SEC on December 20, 1999, including any amendments or reports we file for the purpose of updating that description.

        Our SEC filings are available to the public on the SEC’s Internet site at http://www.sec.gov.

        These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may also be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549	500 West Madison Street Suite 1400 Chicago, Illinois 60661

        You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

         Our common stock is quoted on the Nasdaq National Market under the symbol "UAXS," and our SEC filings can be read at the following Nasdaq address:

Nasdaq Operations 1735 K Street, N.W. Washington, D.C. 20006

        We will also provide without charge to each person to whom we deliver a copy of this offer to exchange, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

Universal Access Global Holdings, Inc., Attn: Legal Department 233 South Wacker Drive, Suite 600 Chicago, Illinois 60606

or by telephoning Howard Kuppler of our Legal Department at (312) 660-1244 between the hours of 9:00 a.m. and 5:00 p.m., Chicago, Illinois local time.

        As you read the documents listed in this Section 16, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

        The information contained in this offer to exchange about UAXS should be read together with the information contained in the documents to which we have referred you.

17.	FORWARD LOOKING STATEMENTS; MISCELLANEOUS.

        This offer and the SEC reports referred to above contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These forward-looking statements involve a number of risks and uncertainties which may cause actual results to differ materially from those discussed in the forward-looking statements. The forward-looking statements are identified by words such as “believes,” “anticipates,” “expects,” “intends,” “may,” “will” and other similar expressions. However, these words are not the only way we identify forward-looking statements. In addition, any statements which refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements which could occur after the filing of this offer or any of our SEC reports. You are urged to carefully review and consider the various disclosures made by us in this offer and in our other reports filed with the SEC that advise you of the risks and factors that we believe may affect our business.

        If at any time, we become aware of any jurisdiction where the making of this offer violates the law, we will make a good faith effort to comply with the law. If we cannot comply with the law, the offer will not be made to, nor will exchanges be accepted from or on behalf of, the option holders residing in that jurisdiction.

UNIVERSAL ACCESS GLOBAL HOLDINGS INC.	November 5, 2001